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                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related prospectus of The B.F.Goodrich Company for the registration of its guarantee and 2,865,744 shares of its common stock to be issued upon conversion of the convertible preferred securities and to the incorporation by reference therein of our report dated February 5, 1999, with respect to the consolidated financial statements of The B.F.Goodrich Company included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP
____________________________
Cleveland, Ohio
March 23, 1999